As filed with the Securities and Exchange Commission on May 23, 2025

Registration No. 333-[INSERT]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

DAILY JOURNAL CORPORATION

(Exact name of Registrant as specified in its charter)

South Carolina	95-4133299
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

915 East First Street

Los Angeles, California 90012

(Address of principal executive offices, including zip code)

DAILY JOURNAL CORPORATION 2024 EQUITY INCENTIVE PLAN

DAILY JOURNAL CORPORATION NON-EMPLOYEE DIRECTOR EQUITY AWARD PLAN

(Full title of the plans)

Steven Myhill-Jones

Chief Executive Officer

Daily Journal Corporation

915 East First Street

Los Angeles, California 90012

(213) 229-5300

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent and delivered to participants in the Daily Journal Corporation 2024 Equity Incentive Plan and the Daily Journal Corporation Non-Employee Director Equity Award Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are hereby incorporated by reference in this Registration Statement:

•	The Registrant’s Annual Report on Form 10-K for the year ended September 30, 2024, filed on December 31, 2024;
•	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2024, filed on February 19, 2025, and for the quarter ended March 31, 2025, filed on May 20, 2025;
•

The Registrant’s Current Reports on Form 8-K filed on February 21, 2025, provided that any portions of such reports that are deemed furnished and not filed pursuant to instructions to Form 8-K shall not be incorporated by reference into this Registration Statement; and

•	The description of the Registrant’s Common Stock as set forth as Exhibit 4.1 in the Registrant’s Annual Report on Form 10-K for the year ended September 30, 2024, filed on December 31, 2024.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date hereof (other than those Current Reports on Form 8-K which “furnish” information pursuant to Item 2.02 or Item 7.01 of such report and exhibits furnished in connection therewith), and prior to the filing of a post-effective amendment, which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Article VI of the Registrant’s Bylaws provides that the corporation shall, to the maximum extent permitted by the South Carolina Business Corporation Act of 1988 (the “SCBCA”), indemnify each of its agents against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact any such person is or was an agent of the corporation. For purposes of Article VI, an “agent” of the corporation includes any person who is or was a director, officer, employee, or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, or was a director, officer, employee or agent of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.

Under the SCBCA, a corporation has the power to indemnify directors, officers, employees and agents who meet the standards of good faith and reasonable belief that conduct was lawful and in the corporate interest (or not opposed thereto) as set forth in the SCBCA. The SCBCA also empowers a corporation to provide insurance for directors, officers, employees and agents against liability arising out of their positions even though the insurance coverage is broader than the power of the corporation to indemnify. Under the SCBCA, unless limited by its articles of incorporation, a corporation must indemnify a director or officer who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director or officer against reasonable expenses incurred by him in connection with the proceeding. The Registrant’s Articles of Incorporation do not provide otherwise. The provisions of the SCBCA which deal with indemnification are codified at Sections 33-8-500 through -580 of the Code of Laws of South Carolina 1976, amended.

In addition, the Registrant has entered into indemnification agreements with each of its directors and officers providing that the Registrant will indemnify the directors and officers, from any and all expenses and liabilities incurred due to their service in a corporate capacity, to the fullest extent permitted by law. The Registrant also maintains directors’ and officers’ liability insurance under which its directors and officers are insured against loss arising from certain claims brought against them in their capacities as directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Daily Journal Corporation 2024 Equity Incentive Plan (incorporated by reference to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on December 29, 2023)

4.2	Daily Journal Corporation Non-Employee Director Equity Award Plan (filed herewith)

4.3	Articles of Incorporation of Daily Journal Corporation, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2024, as filed with the Commission on December 31, 2024)

4.4	Amended and Restated Bylaws of Daily Journal Corporation (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2024, as filed with the Commission on December 31, 2024)

5.1	Opinion of Haynsworth Sinkler Boyd, P.A. regarding legality of the Common Stock being registered (filed herewith)

23.1	Consent of Baker Tilly US, LLP (filed herewith)

23.2	Consent of Haynsworth Sinkler Boyd, P.A. (included in Opinion of Haynsworth Sinkler Boyd, P.A filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

107.1	Filing Fee Table (filed herewith)

Item 9. Undertakings.

A.	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Victoria, Province of British Columbia, Canada, on the 23rd day of May 2025.

DAILY JOURNAL CORPORATION

/s/ STEVEN MYHILL-JONES
Steven Myhill-Jones Chief Executive Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes Steven Myhill-Jones and Tu To, or either of them, as attorneys-in-fact, with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to the Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated below.

Signature	Title	Date

/s/ STEVEN MYHILL-JONES	Chairman of the Board and Chief Executive	May 23, 2025
Steven Myhill-Jones	Officer (Principal Executive Officer)

/s/ TU TO	Chief Financial Officer	May 23, 2025
Tu To	(Principal Financial and Accounting Officer)

/s/ MARY CONLIN	Director	May 23, 2025
Mary Conlin

/s/ JOHN FRANK	Director	May 23, 2025
John Frank

/s/ RASOOL RAYANI	Director	May 23, 2025
Rasool Rayani